N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	424-333-6122

(For Immediate Release)
UNITEDHEALTH GROUP REPORTS SECOND QUARTER RESULTS

•	Second Quarter Revenues Grew 11% Year-Over-Year to Exceed $36 Billion

•	UnitedHealthcare Grew to Serve 1.6 Million More People Domestically in the Past Year,
Including 175,000 People in the Second Quarter

•	Optum Revenues of $13.6 Billion Grew 16% Year-Over-Year; Operating Earnings Increased 19%

•	Second Quarter Net Earnings Grew 15% Year-Over-Year to $1.64 Per Share,
With Cash Flows from Operations of $1.2 Billion
NEW YORK, NY (July 16, 2015) - UnitedHealth Group (NYSE: UNH) today reported second quarter results, highlighted by strong, continuing growth. “We are seeing consistent growth in response to our continuing focus on improving the ways we serve people and the health care system as a whole - making processes simpler, information more accessible and easier to use and mitigating costs, all to improve affordability and performance for customers and consumers,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.
Consolidated first half 2015 financial results reflected consistency and balanced performance across the Company. First half 2015 revenues of $72 billion grew 12 percent year-over-year and consolidated earnings from operations of more than $5.5 billion grew 20 percent, as UnitedHealthcare and Optum each produced double digit percentage increases in revenues and earnings from operations over the six-month period, driven by organic growth.
The Company has updated its 2015 financial outlook to include the anticipated Catamaran Corporation combination, which is expected to close during July. UnitedHealth Group projects 2015 revenues of approximately $154 billion, an increase of $11 billion from the previous outlook. Reflecting strength in business performance, the Company now expects net earnings in a range of $6.25 to $6.35 per share, an increase from the prior outlook of $6.15 to $6.30 per share. This includes the previously disclosed effects of transaction costs and moderated share repurchase activity related to the Catamaran acquisition. Catamaran’s impact on earnings over the balance of 2015 is expected to be fully offset by interest, amortization and integration costs. UnitedHealth Group projects 2015 cash flows from operations of $8.4 billion to $8.6 billion, an increase of $200 million from the previous outlook.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
Revenues	$36.3 billion	$32.6 billion	$35.8 billion
Earnings From Operations	$2.9 billion	$2.6 billion	$2.6 billion
Net Margin	4.4%	4.3%	4.0%

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UnitedHealth Group’s second quarter 2015 revenues of $36.3 billion grew 11 percent or $3.7 billion year-over-year. Revenue growth was broad-based, with both UnitedHealthcare and Optum revenues growing by double digit percentages in the quarter, primarily due to organic growth in consumers served.

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Second quarter earnings from operations were $2.9 billion and net earnings of $1.64 per share increased 15 percent year-over-year. The after-tax margin of 4.4 percent was steady, expanding 10 basis points year-over-year.

•	Second quarter 2015 cash flows from operations of $1.2 billion grew 15 percent year-over-year due to growth in risk-based products and the expansion in overall earnings.

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The consolidated medical care ratio decreased 20 basis points year-over-year to 81.4 percent in the second quarter of 2015. Medical cost trends remained controlled and consistent with management expectations. Reserves developed favorably by a total of $90 million in the quarter.

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The second quarter 2015 operating cost ratio of 16.1 percent increased 10 basis points year-over-year due to higher growth in services businesses and higher ACA taxes, largely offset by productivity improvements.

•	The second quarter 2015 tax rate of 42.2 percent increased 90 basis points year-over-year due to higher levels of nondeductible ACA fees.

•	Second quarter 2015 days sales outstanding of 15 days and days claims payable of 48 days were both flat year-over-year.

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The Company’s balance sheet remained strong, with a debt to total capital ratio of 35.4 percent at June 30, 2015, a reduction of 120 basis points from 36.6 percent at March 31, 2015. Second quarter 2015 return on equity was 19.5 percent, an increase of 230 basis points year-over-year.

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During the quarter, UnitedHealth Group increased the annual dividend payment rate by 33 percent to $2.00 per share. UnitedHealth Group repurchased $57 million in stock in the second quarter, bringing year-to-date repurchases to more than 8.5 million shares for $953 million. As previously disclosed, the Company moderated its repurchase activity in the second quarter in connection with the Catamaran merger and is committed to maintaining its strong financial position and current debt ratings.

UnitedHealthcare provides health care benefits, serving individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs; and serves the nation’s military service members, retirees and their families through the TRICARE program.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
Revenues	$33.1 billion	$30.1 billion	$32.6 billion
Earnings From Operations	$2.0 billion	$1.8 billion	$1.9 billion
Operating Margin	6.1%	6.1%	5.8%

UnitedHealthcare continues to achieve steady growth across its diverse health benefits markets. First half 2015 revenues of $65.7 billion and earnings from operations of $3.9 billion grew year-over-year by 11 percent and 22 percent, respectively, due to strong organic growth in both commercial and government program markets.

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UnitedHealthcare’s second quarter 2015 revenues of $33.1 billion grew $3 billion or 10 percent year-over-year. The number of people served across the U.S. benefits markets grew 1.6 million year-over-year, all organically, with balanced growth across commercial, Medicare and Medicaid offerings. In the second quarter of 2015, UnitedHealthcare grew to serve 175,000 additional people domestically.

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Second quarter 2015 earnings from operations for UnitedHealthcare of $2 billion increased $207 million or 11 percent over the second quarter of 2014. The operating margin of 6.1 percent was in line year-over-year, reflecting consistent medical cost management and stable operating performance, net of incremental investments in consumer-facing capabilities and consumer quality performance.

UnitedHealthcare Employer & Individual

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UnitedHealthcare Employer & Individual serves 29.4 million people, with growth of 650,000 people year-to-date at June 30, 2015. As expected, attrition in individual exchange products was the primary factor in the overall net reduction of 30,000 people served in the second quarter.

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Second quarter revenues of $11.8 billion grew 10 percent year-over-year, reflecting growth in the number of people served and price increases, partially offset by a continuing market move to lower price point products, including public exchange offerings.

UnitedHealthcare Medicare & Retirement

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The mix of services provided by UnitedHealthcare Medicare & Retirement continues to be well-balanced, with 7.2 million seniors receiving medical benefits through Medicare Advantage and Medicare Supplement offerings and more than 5 million people benefiting from stand-alone Medicare prescription drug coverage.

•	Second quarter 2015 UnitedHealthcare Medicare & Retirement revenues of $12.6 billion grew $774 million or 7 percent year-over-year.

•	In Medicare Advantage, UnitedHealthcare grew to serve 200,000 more seniors in the first half of 2015, a 7 percent year-to-date increase.

•	Medicare Supplement products grew 6 percent in the first half of 2015 to serve 215,000 more people, including 35,000 in the second quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D prescription drug plan participation contracted by 90,000 people through the first half of 2015, including 30,000 in the second quarter.

UnitedHealthcare Community & State

•	Through the midpoint of 2015, UnitedHealthcare grew its Medicaid programs to serve more than 5.2 million people, growing 155,000 people or 3 percent year-to-date.

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Second quarter 2015 UnitedHealthcare Community & State revenues of $7.2 billion grew $1.4 billion or 25 percent year-over-year, due to strong overall growth and an increasing mix of higher acuity members, such as those served through long-term care programs.

UnitedHealthcare Global

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UnitedHealthcare Global’s second quarter 2015 revenues of $1.5 billion decreased 18 percent or $329 million year-over-year. Using second quarter 2015 currency exchange rates for both periods, revenues grew 13 percent year-over-year. The number of people served declined by 345,000 in the first half of 2015 as a result of strengthened pricing and underwriting in response to prior year regulatory actions.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum’s people help improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly Financial Performance
	Three Months Ended
	June 30,	June 30,	March 31,
	2015	2014	2015
Total Revenues	$13.6 billion	$11.7 billion	$12.8 billion
Earnings From Operations	$864 million	$728 million	$742 million
Operating Margin	6.4%	6.2%	5.8%

Optum generated strong, broad-based first half 2015 financial performance, with revenues of $26.4 billion growing 15 percent year-over-year, earnings from operations of $1.6 billion growing 17 percent, and all segments reporting double digit percentage growth in revenues and earnings from operations.

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Optum’s revenues for the second quarter of 2015 grew 16 percent or $1.9 billion year-over-year to $13.6 billion as each reporting segment grew revenues by a double-digit percentage. Optum’s second quarter 2015 earnings from operations of $864 million grew 19 percent or $136 million year-over-year. The operating margin of 6.4 percent expanded 20 basis points year-over-year and 60 basis points sequentially; operating margins for all segments strengthened from first quarter levels and are in line with mid-year performance expectations.

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OptumHealth revenues of $3.4 billion grew 33 percent year-over-year due to growth in the number of patients served across its OptumCare health care delivery businesses, as well as business expansion in population health management services for payers.

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OptumInsight revenues grew to $1.4 billion in the second quarter of 2015, advancing 13 percent year-over-year, driven by expansion and growth in care provider revenue and administrative management services. OptumInsight’s quarter end revenue backlog approached $10 billion, with more than 35 percent year-over-year growth in external backlog.

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OptumRx revenues grew 11 percent year-over-year to $8.9 billion, as second quarter script volumes increased more than 4 percent to nearly 150 million adjusted scripts. Year-to-date 2015, OptumRx is delivering pharmacy care services to 2.3 million more consumers.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern Daylight Time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be available on the same site through July 30, 2015. The conference call replay can also be accessed by dialing 1-800-388-9074. This earnings release and the Form 8-K dated July 16, 2015 may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions’ regulations affecting the health care industry; assessments for insolvent payers under state guaranty fund laws; our ability to achieve improvement in CMS star ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in payment methodology, the CMS star ratings program or the application of risk adjustment data validation audits; our participation in federal and state health insurance exchanges which entail uncertainties associated with mix and volume of business; cyber-attacks or other privacy or data security incidents; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions, including our pending acquisition of Catamaran; fluctuations in foreign currency exchange rates on our reported shareholders equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Three and Six Months Ended June 30, 2015

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Premiums	$31,961	$28,840	$63,635	$56,955
Services	2,865	2,447	5,571	4,851
Products	1,223	1,037	2,453	2,035
Investment and other income	214	250	360	441
Total revenues	36,263	32,574	72,019	64,282
Operating Costs
Medical costs	26,026	23,523	51,715	46,731
Operating costs	5,852	5,206	11,801	10,400
Cost of products sold	1,111	929	2,211	1,821
Depreciation and amortization	379	364	757	724
Total operating costs	33,368	30,022	66,484	59,676
Earnings from Operations	2,895	2,552	5,535	4,606
Interest expense	(151)	(155)	(301)	(315)
Earnings Before Income Taxes	2,744	2,397	5,234	4,291
Provision for income taxes	(1,159)	(989)	(2,236)	(1,784)
Net earnings	$1,585	$1,408	$2,998	$2,507
Diluted earnings per share	$1.64	$1.42	$3.10	$2.52
Diluted weighted-average common shares outstanding	966	991	967	994

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and short-term investments	$9,802	$9,236
Accounts receivable, net	6,034	4,252
Other current assets	11,730	10,068
Total current assets	27,566	23,556
Long-term investments	18,996	18,827
Other long-term assets	44,861	43,999
Total assets	$91,423	$86,382
Liabilities and Shareholders' Equity
Medical costs payable	$13,867	$12,040
Commercial paper and current maturities of long-term debt	2,693	1,399
Other current liabilities	19,181	17,184
Total current liabilities	35,741	30,623
Long-term debt, less current maturities	15,378	16,007
Other long-term liabilities	5,669	5,910
Redeemable noncontrolling interests	1,615	1,388
Shareholders' equity	33,020	32,454
Total liabilities and shareholders' equity	$91,423	$86,382

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net earnings	$2,998	$2,507
Noncash items:
Depreciation and amortization	757	724
Deferred income taxes and other	(190)	(164)
Share-based compensation	211	188
Net changes in operating assets and liabilities	(344)	(833)
Cash flows from operating activities	3,432	2,422
Investing Activities
Purchases of investments, net of sales and maturities	(404)	460
Purchases of property, equipment and capitalized software, net	(716)	(716)
Cash paid for acquisitions, net	(1,778)	(523)
Other, net	48	(99)
Cash flows used for investing activities	(2,850)	(878)
Financing Activities
Common stock repurchases	(953)	(1,937)
Dividends paid	(833)	(642)
Net change in commercial paper and long-term debt	670	(273)
Other, net	995	430
Cash flows used for financing activities	(121)	(2,422)
Effect of exchange rate changes on cash and cash equivalents	(69)	14
Increase (decrease) in cash and cash equivalents	392	(864)
Cash and cash equivalents, beginning of period	7,495	7,276
Cash and cash equivalents, end of period	$7,887	$6,412

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
UnitedHealthcare	$33,073	$30,071	$65,696	$59,325
Optum	13,588	11,714	26,403	22,884
Eliminations	(10,398)	(9,211)	(20,080)	(17,927)
Total consolidated revenues	$36,263	$32,574	$72,019	$64,282
Earnings from Operations
UnitedHealthcare	$2,031	$1,824	$3,929	$3,228
Optum (a)	864	728	1,606	1,378
Total consolidated earnings from operations	$2,895	$2,552	$5,535	$4,606
Operating Margin
UnitedHealthcare	6.1%	6.1%	6.0%	5.4%
Optum	6.4%	6.2%	6.1%	6.0%
Consolidated operating margin	8.0%	7.8%	7.7%	7.2%

Revenues
UnitedHealthcare Employer & Individual	$11,845	$10,729	$23,268	$21,686
UnitedHealthcare Medicare & Retirement	12,559	11,785	25,340	23,287
UnitedHealthcare Community & State	7,205	5,764	14,110	10,938
UnitedHealthcare Global	1,464	1,793	2,978	3,414

OptumHealth	3,438	2,586	6,727	5,166
OptumInsight	1,409	1,243	2,799	2,490
OptumRx	8,913	8,000	17,208	15,458
Optum eliminations	(172)	(115)	(331)	(230)

(a)
Earnings from operations for Optum for the three and six months ended June 30, 2015 included $253 and $487 for OptumHealth; $271 and $493 for OptumInsight; and $340 and $626 for OptumRx, respectively. Earnings from operations for Optum for the three and six months ended June 30, 2014 included $224 and $435 for OptumHealth; $213 and $410 for OptumInsight; and $291 and $533 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
Commercial risk-based	8,105	8,115	7,505	7,610
Commercial fee-based, including TRICARE	21,295	21,315	21,245	21,240
Total Commercial	29,400	29,430	28,750	28,850
Medicare Advantage	3,205	3,205	3,005	2,985
Medicaid	5,210	5,040	5,055	4,670
Medicare Supplement (Standardized)	3,965	3,930	3,750	3,665
Total Public and Senior	12,380	12,175	11,810	11,320
Total UnitedHealthcare - Domestic Medical	41,780	41,605	40,560	40,170
International	4,080	4,160	4,425	4,765
Total UnitedHealthcare - Medical	45,860	45,765	44,985	44,935

Supplemental Data
Medicare Part D stand-alone	5,075	5,105	5,165	5,150

Note:	UnitedHealth Group served 101.9 million individuals across all businesses at June 30, 2015, 101.5 million at March 31, 2015, 88.5 million at December 31, 2014, and 88.1 million at June 30, 2014.